American Safety Insurance Holdings, Ltd. Reports

Correction of Court Docket

HAMILTON, Bermuda, October 9, 2008 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported that the court docket for the United States District Court for the Eastern District of California associated with a complaint filed against American Safety Indemnity Company (“ASIC”), a wholly-owned subsidiary of ASI, included an erroneous demand figure. That figure was published in Bermuda. The actual demand is for $250,000 and the Court’s docket has been corrected. As reported, ASIC is the defendant in commercial litigation with PMA Capital Insurance Company associated with a claim in its construction business line seeking contribution to defense costs from ASIC. The Company views this litigation as ordinary course litigation incidental to its business.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best.

Contacts:

American Safety Insurance Services, Inc.	American Safety Insurance Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.com	jmcdonald@amsafety.com
(770) 916-1908	(770) 916-1908